EXHIBIT 10.30

AMENDMENT NO. 1 TO NONQUALIFIED SHARE OPTION AGREEMENT

This Amendment No. 1  to the Nonqualified Share Option Agreement (this “Amendment”) is made as of [              ],  by and between Public Storage (the “Trust”), and [        ] (the “Optionee”), an individual who holds certain share options granted under the Trust’s 2007 Equity and Performance-Based Incentive Compensation Plan (the “Plan”).

WHEREAS, the Optionee holds unexercised options to purchase [        ] shares of the Trust’s common shares of beneficial interest, par value $.10 per share, at a price of $[        ] per share (the “Option”) evidenced by an Option Agreement dated [        ] by and between the Trust and the Optionee (the “Option Agreement”); and

WHEREAS, the Board of Trustees of the Trust has determined that it is in the best interests of the Trust to amend the Option Agreement to provide that the Option shall vest in full effective as of the Trust’s next annual meeting (the “Retirement Date”) and shall remain exercisable for two years following the Retirement Date, unless the Option earlier expires pursuant to its original term; and

WHEREAS, the parties desire to so amend the Option Agreement;

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements set forth in this Amendment, the parties AGREE as follows:

1.  Section 3.1 of the Option Agreement is hereby amended and restated in its entirety:

The Optionee may exercise the Option (subject to the limitations on exercise set forth in the Plan or in this Option Agreement), in installments as determined by the Committee as follows: [     ]. The foregoing installments, to the extent not exercised, shall accumulate and be exercisable, in whole or in part, at any time and from time to time, after becoming exercisable and prior to the termination of the Option; provided, that no single exercise of the Option shall be for less than 100 shares, unless the number of shares purchased is the total number at the time available for purchase under this Option.

Notwithstanding the foregoing vesting schedule, in the event that the Optionee is a trustee of the Board and is not re-nominated for election to the Board because he or she would attain the age of 70 during such subsequent Board term, the Option granted hereunder shall immediately vest effective as of the Optionee’s retirement date, which shall be the date of the Trust’s next annual meeting (the “Retirement Date”), and shall remain exercisable for two years from the Retirement Date unless the Option otherwise expires pursuant to its original term.

2. Section 3.5 of the Option Agreement is hereby amended and restated in its entirety:

Subject to Sections 3.1, 3.6 and 3.7 hereof, upon the termination of (i) the employment of the Optionee by the Trust or any Subsidiary or Service Provider, or (ii) a Service Provider’s relationship with the Trust, the Optionee shall have the right at any time within 30 days after such termination and prior to termination of the Option pursuant to Section 3.4 above, to exercise, in whole or in part, any Option held by such Optionee at the date of such termination, to the extent such Option was exercisable immediately prior to such termination.

3. Except as expressly provided herein, the terms and conditions of the Option Agreement shall remain in full force and effect and shall be binding on the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment, or have caused this Amendment to be duly executed and delivered in their name and on their behalf, as of the day and year first above written.

PUBLIC STORAGE

By: ________________________________

Its: ________________________________

OPTIONEE

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